UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.
The information contained in Item 8.01 of this Current Report on Form 8-K under the heading “Additional Capped Call Transactions” is incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
    The information contained in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 8.01 of this Current Report on Form 8-K under the heading “Option Notes” is incorporated herein by reference.

Item 8.01.    Other Events.

Option Notes

    On April 5, 2021, Groupon, Inc. (the “Company”) was notified by the initial purchasers of the 1.125% Convertible Senior Notes due 2026 (the “Notes”) under the previously announced private offering, which closed on March 25, 2021, of the exercise in full of their option to purchase an additional $30.0 million in aggregate principal amount of the Notes (the “Option Notes”). On April 6, 2021, the Company closed on the issuance of the Option Notes to the initial purchasers. The Option Notes have the same terms, and are issued under the same indenture, as the Notes issued on March 25, 2021. For additional information regarding the terms of the Option Notes and the related indenture, see the information set forth under the heading “Indenture and Notes” in Item 1.01 of the Company’s Current Report on Form 8-K filed on March 25, 2021, which information is incorporated herein by reference.

The net proceeds from the sale of the Option Notes were approximately $29.1 million, after deducting the initial purchasers’ discount. The Company used approximately $3.6 million of the net proceeds to pay the cost of the Additional Capped Call Transactions (as defined below). The Company intends to use the remainder of the net proceeds from the issuance of the Notes (including the Option Notes), together with cash on hand, to repay or repurchase, at or prior to maturity, all of the Company’s outstanding $250,000,000 aggregate principal amount of 3.25% Convertible Senior Notes due April 2022 and, if applicable, unwind the related hedge and warrant transactions.

The Option Notes were issued to the initial purchasers in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in transactions not involving any public offering. The Option Notes were resold by the initial purchasers to persons whom the initial purchasers reasonably believe are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) that may be issued upon conversion of the Option Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders.

Additional Capped Call Transactions

In connection with the initial purchasers’ exercise of their option to purchase the Option Notes, on April 5, 2021, the Company entered into additional privately negotiated capped call transactions (the “Additional Capped Call Transactions”) with each of Barclays Bank PLC (with Barclays Capital Inc. acting as agent), BNP Paribas and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent) (collectively, the “Option Counterparties”). The Additional Capped Call Transactions cover, subject to customary adjustments, the number of shares of Common Stock initially underlying the Option Notes. The Additional Capped Call Transactions are

expected generally to reduce potential dilution to the Company’s Common Stock upon any conversion of Option Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Option Notes, with such reduction and/or offset subject to a cap initially equal to $104.80 (which represents a premium of 100% over the last reported sale price of the Company’s Common Stock on The Nasdaq Global Select Market on March 22, 2021), subject to certain adjustments under the terms of the Additional Capped Call Transactions. The cost of the Additional Capped Call Transactions was approximately $3.6 million.

The Additional Capped Call Transactions are separate transactions, each between the Company and the applicable Option Counterparty, and are not part of the terms of the Option Notes and will not affect any holder’s rights under the Option Notes or the Indenture. Holders of the Option Notes will not have any rights with respect to the Additional Capped Call Transactions.

The foregoing description is qualified in its entirety by reference to the text of the form of confirmation for the Additional Capped Call Transactions, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits:
Exhibit No.	Description
10.1	Form of Capped Call Confirmation (incorporated by reference to the Company's Current Report on Form 8-K filed on March 25, 2021)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: April 6, 2021
By: /s/ Melissa Thomas Name: Melissa Thomas Title: Chief Financial Officer